                                                                   EXHIBIT 4.1.1

        THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE SECURITIES ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S PROMULGATED UNDER THE ACT) UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, PURSUANT TO REGULATION S OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE SELLER IS PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE. FURTHER, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY BE MADE ONLY IN COMPLIANCE WITH THE ACT.

                               AMENDMENT NO. 1 TO
                          DEBENTURE PURCHASE AGREEMENT


        THIS AMENDMENT NO. 1 TO DEBENTURE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of April 27, 1999, by and between JAWS TECHNOLOGIES INC., a Nevada corporation ("Seller") and THOMSON KERNAGHAN & CO. LTD, an Ontario corporation ("Buyer"), with respect to the following facts:

        A. Buyer and Seller originally entered into a Debenture Acquisition Agreement dated September 25, 1998 respecting a $2,000,000 10% Convertible Debenture (the "Debenture"). To this date $1,520,000 has been drawn down (with $210,000 thereof previously converted to common stock) leaving a balance of $480,000. The parties desire to clarify conversion prices and other terms with respect to the previously drawn down debentures and also to restate their terms and intentions with respect to an additional $3,000,000 debenture facility, and to restate the terms of portions of the convertible debentures previously drawn down and still outstanding.

        B. Seller desires to sell to the Buyer, and Buyer desires to purchase from the Seller an aggregate of up to $5,000,000 of a 10% Convertible Debenture (the "Debentures") of Seller in the form of Exhibit B and an aggregate of $1,000,000 of Warrants of Seller in the forms of Exhibit A and Exhibit D hereto, respectively, $600,000 of which may be converted at $0.28 per share and $400,000 of which may be converted at $0.65 per share (collectively, the "Securities"), upon the terms and conditions as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

        1. PURCHASE AND SALE OF SECURITIES. Seller hereby sells to the Buyer, and Buyer hereby purchases the Securities from Seller on the terms and conditions stated herein. Buyer is acquiring the Securities, outside the United States for certain of its customers who are not U.S. persons.

        2. PURCHASE PRICE. The total purchase price (the "Purchase Price") for the Securities shall be up to Five Million Dollars ($5,000,000), payable in cash in accordance with the terms, conditions and procedures set forth herein.

        3.     TRANSFER OF SECURITIES AND DELIVERY OF PURCHASE PRICE.

               3.1

               (a) As of September 25, 1998, ("Initial Funding Date"), the Buyer purchased Two Hundred Thousand Dollars ($200,000) of Debentures and
Seller:

                    (i) Filed on an appropriate form with the United States Securities and Exchange Commission (the "SEC") to register its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, and the registration statement with the SEC under the Securities Act of 1933, as amended, as provided for in Section 6 hereof, which registration statements contains the required clean opinion on the financial statements of the Seller by Ernst & Young and was reviewed by United States securities counsel for the Seller, Jeffer, Mangels, Butler & Marmaro LLP; and

                    (ii) Provided on the opinion of the Seller's counsel, Jeffer, Mangels, Butler and Marmaro, LLP to the effect that the Seller is duly incorporated and has the corporate power to enter into this Agreement and the Exhibits thereto, that this Agreement and the Exhibits thereto that have been entered into as of the Initial Closing Date have been duly approved by all necessary action on behalf of the Seller and this Agreement and such Exhibits are binding agreements effective according to their respective terms except for bankruptcy and equitable principal.

               The amount advanced was represented by a Debenture in the form of Exhibit B hereto for the amount advanced. The Seller also delivered to the Buyer on the Initial Funding Date, Warrants for the purchase of 1,071,429 shares of Common Stock in the form of Exhibit A hereto.

               (b) After the Initial Funding Date, one or more Subsequent Funding Dates occurred in which the Buyer purchased an additional One Million Three Hundred Twenty Thousand Dollars ($1,320,000) of Debentures.


               3.2


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

               (a) On the Initial Funding Date, Seller (i) paid a finance fee to the Buyer, in an amount equal to ten percent (10%) of the Principal Sum (as defined in the Debenture) funded on the Initial Funding Date, (ii) paid Buyer's reasonable attorney's fees and costs incurred in entering into this Agreement, (but not more than $10,000) against detailed invoices, and (iii) issued to the Buyer, for Buyer's own account, $100,000 of Warrants of the Seller exercisable at a per share price equal to the average of the closing bid prices of the Common Stock of the Seller as quoted on the NASD Electronic Bulletin Board for the three trading days prior to the Initial Funding Date, Twenty-Eight Cents ($0.28), in the form of Exhibit D hereto (the "Buyer Warrants"). For each funding following the Initial Funding Date and until $2,000,000 has been drawn upon, Seller shall pay a finance fee in an amount equal to ten percent (10%) of the sum funded on such date.

               (b) Upon the first funding following the filing of Amendment No. 2 of the Seller's SB-2 Registration Statement ("Amendment No. 2 Funding Date"), Seller shall issue Warrants in the form of Exhibit A hereto for $600,000 of Common Stock at an exercise price equal to sixty five cents ($0.65) per share and shall pay to the Buyer, for Buyer's own account, Buyer's reasonable attorney's fees and costs incurred in entering into this Agreement (but not more than $10,000) against detailed invoices.

               3.3 For each funding following a draw down of the initial Two Million Dollars ($2,000,000) contemplated in the Debenture, the Seller shall pay a finance fee to the Buyer, in an amount equal to eight percent (8%) of the sum that is funded, thirty-seven point five percent (37.5%) of which may be paid by the issuance of shares of Common Stock which may subsequently be resold pursuant to an exemption under Rule 144. Such shares shall be issued at a value of seventy-eight percent (78%) of the average closing price for the three days preceding the funding date on the particular financing or another conversion price determined by the parties for such funding.

               3.4 On the Initial Funding Date, the Seller and Buyer entered into the Escrow Agreement in the form of Exhibit C hereto, with the Buyer as Escrow Agent.

               3.5 On each Amendment No. 2 Funding Date for all advances in excess of the Two Hundred Thousand Dollars ($200,000) referred to in Section 3.1(a) and the $720,000 referred to in Section 3.1(b) additional funding shall be provided up to an aggregate total of Five Million Dollars ($5,000,000). For the Six Hundred Thousand Dollars ($600,000) advanced on April 19, 1999, the conversion price to be reflected in the Convertible Debenture shall be sixty five cents ($0.65) per share. With respect to any purchases of the remaining $3,480,000, the conversion price shall be a fixed forty cents ($0.40) per share, unless the parties agree to a higher conversion price prior to the issuance of a debenture.

                    (a) An Amendment No. 2 Funding Date will occur on the 30th day (or the next business day if such 30th day is not a Business Day as defined in the form of debenture) after the Buyer receives a written request from the Seller to advance additional funds with such written request being sent by facsimile to the Buyer followed up in writing by over-night courier service;

                    (b) Notwithstanding any other provision hereof, the Buyer at a proposed subsequent funding date is not required to advance any additional amounts to the Seller if the Form 10 or Form 10SB Registration Statement described in Section 3.1(a) hereof has not become effective under the Securities Exchange Act of 1934, as amended, and the Registration Statement under the Securities Act of 1933, as amended as provided for in Section 6 hereof has become effective.

                    4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Buyer as follows:

               4.1 Any Common Stock of Seller issuable upon conversion of or as payment of interest pursuant to the Debentures and the exercise of the Warrants and the Buyer's Warrants, will be duly and validly issued fully paid and nonassessable Common Stock of the Seller.

               4.2 The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Seller has full corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Seller is duly qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a material adverse effect on the Seller. The Seller has furnished the Buyer or its special counsel with true, correct and complete copies of its Articles of Incorporation and Bylaws, as amended, as in effect on the date hereof.

               4.3 The Seller has and will have at each Amendment No. 2 Funding Initial Date, all requisite legal and corporate power and authority to execute and deliver this Agreement and the Exhibits hereto, to sell and issue the Securities and the Buyer's Warrants and all Common Stock underlying the Securities, the Buyer's Warrants, hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Exhibits hereto.

               4.4 The authorized capital stock of the Seller consists of (a) 95,000,000 shares of Common Stock, par value $.001 per share, of which 10,612,317 were issued and outstanding as of March 31, 1999 and, (b) 5,000,000 shares of Preferred Stock, par value $.001 per share, none of which are issued and outstanding immediately prior to the Initial Funding Date. Schedule 4.4(a) sets forth a true and correct list of the current stockholders of the Seller indicating the number of shares of each class of the Seller's stock held by each such stockholder. Except as set forth on Schedule 4.4(b), the Seller does not have any authorized or outstanding options, warrants, convertible debentures, rights or other securities exercisable for or convertible into any capital stock of any of the Seller. Except for rights granted under this Agreement, no person is entitled to any preemptive right or right of first refusal or similar right with respect to any issuance of capital stock or other securities by the Seller. Except for the Seller's obligations under this Agreement, there are no outstanding obligations of the Seller to redeem, purchase or otherwise acquire capital stock or other securities of any corporation. Except as provided herein no person has any right to require the

Seller to register any shares of its capital stock for sale pursuant to the Securities Act of 1933, as amended.

               4.5 All corporate action on the part of the Seller, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Exhibits hereto, the authorization, sale, issuance and delivery of the Securities the Buyer's Warrants and all underlying Common Stock and the performance of all of the Seller's obligations hereunder and under each of the Exhibits hereto has been duly taken by the Seller. This Agreement, when executed and delivered by the Seller, constitutes, and each of the Exhibits thereto shall, when executed and delivered, constitute, a valid and binding obligation of the Seller, enforceable in accordance with their terms except for bankruptcy and equitable remedies. The Common Stock when issued in compliance with the Securities and the Buyer's Warrants, shall be validly issued, fully paid and non-assessable. The Securities and the Buyer's Warrants are free of any liens claims or encumbrances; provided, however, that the will be subject to restrictions on transfer under applicable state and/or federal securities laws as set forth herein. The issuance of the Securities or Buyer's Warrants will not be subject to any preemptive rights or rights of first refusal, or result in any default of, or conflict with, the Articles of Incorporation or Bylaws of the Seller, any contract or agreement to which the Seller is a party or by which it is bound or any other obligation or commitment of the Seller.

               4.6 The Seller has delivered to the Buyer the audited balance sheet and statements of operations and cash flows of the Seller as of and for the period ended December 31, 1998 (the "Financial Statements"). The Financial Statements are complete and correct and have been prepared in accordance with the books and records of the Seller on a consistent basis. The Financial Statements accurately set out, present fairly and describe the consolidated financial condition and operating results of the Seller as of the dates, and during the periods, indicated therein.

               4.7 Except as set forth in Schedule 4.7 hereto, the Seller has no liabilities or obligations of any kind, absolute, contingent or otherwise, except (a) the liabilities and obligations set forth in the Financial Statements, (b) liabilities with respect to equipment leases entered into in the ordinary course of business, and (c) liabilities and obligations which have been incurred subsequent to December 31, 1998, in the ordinary course of business and consistent with past practice.

               4.8 The Seller has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no lien, claim or encumbrance other than (a) the lien of current taxes not yet due and payable, (b) possible minor liens and encumbrances which do not in any case or in the aggregate materially detract from the value of the property subject thereto or materially impair the operations of the Seller, and which have not arisen otherwise than in the ordinary course of business. The assets and properties of the Seller are adequate to conduct the operations currently conducted and proposed to be conducted by it. The Seller enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect. The leasehold improvements of the Seller and all of their tangible personal property, machinery, equipment, fixtures and inventories used in the ordinary course of business are in good repair and in good operating condition, reasonable wear and tear excluded.

               4.9 The Seller is not in violation of any term of its Articles of Incorporation or Bylaws, or of any material term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, including without limitation any Material Contract. The Seller is in compliance with all judgments, decrees, governmental orders, laws, statutes, rules and regulations by which it is bound or to which it or any of its properties or assets is subject, except where the failure to comply would not have a material adverse effect on the Seller. The Seller has all permits, licenses, franchises and authorizations (collectively, the "Licenses") which are required by law and/or necessary to operate its business as conducted or proposed to be conducted, except where the failure to have any such License would not have a material adverse effect on the Seller. All such Licenses were validly issued and are in full force and effect. The Seller is in compliance in all material respects with all of its Licenses and no suspension, revocation or termination of any License is pending or, to the knowledge of the Seller, threatened. The execution, delivery and performance of and compliance with this Agreement and the Exhibits thereto, and the issuance of the Securities and the Buyer's Warrants have not resulted and will not result in any violation of, or conflict with, or constitute a material default under, (a) the Articles of Incorporation or By-laws of the Seller or (b) assuming the accuracy of the representations and warranties of the Seller set forth in hereto, any applicable law, statute, rule, regulation or License, or (c) any agreement, contract, franchise or instrument to which the Seller is a party, and has not resulted and will not result in the creation of, any Lien upon any of the properties or assets of the Seller.

               4.10 The Seller has good and marketable title to, or valid and continuing rights and licenses to use, all patents, patent rights, trade secrets, trademarks, trademark rights, service marks, trade names, copyrights, franchises, licenses, permits, inventions, customer lists, and all rights with respect to the foregoing, which are necessary for the operation of its business as presently conducted and now proposed to be operated (collectively, with any application with respect to the issuance or granting of any of the foregoing, the "Intangible Property"). To the Seller's knowledge, the conduct of business of the Seller as now operated and as now proposed to be operated does not and will not conflict with any valid intellectual property right of others. The Seller has not received any notice of any claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets or any property rights of others. The Seller has no knowledge that any licensor of it has any disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property. Each employee of the Seller has executed a confidentiality and non-disclosure agreement in favor of the Seller.

               4.11 There are no actions, suits, proceedings or investigations pending against the Seller or its properties before any court or governmental agency (nor, to the best of the Seller's knowledge, is there any reasonable basis therefor or threat thereof).

               4.12 To the best of the Seller's knowledge, no employee of the Seller is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Seller.

               4.13 All agreements material to the business of the Seller ("Material Contracts") are valid, binding and in full force and effect in all material respects. The Seller and, to the best of the Seller's knowledge, each other party to a Material Contract have in all material respects performed all the obligations required to be performed by them, have received no notice of default and are not in default under any Material Contract.

               4.14 The Seller (a) has accurately prepared and timely filed all tax returns that are required to have been filed by it with all appropriate federal, state, county and local governmental agencies (and all such returns fairly reflect the Seller's operations for tax purposes); and (b) has paid in full or made adequate provision on the Financial Statements for the payment of all taxes.

               4.15 None of this Agreement (including the Exhibits and Schedules hereto), any instrument, certificate or report furnished to the Shareholder when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading. The Seller knows of no information or fact that has and/or could have a material adverse effect on it that has not been disclosed to the Buyer in writing.

               4.16 The Seller represents that it has not offered the Securities to the Subscriber in the U.S. or, to the best knowledge of the Seller, to any person in the United States or any U.S. person (as defined in Regulation S promulgated by the United States Securities and Exchange Commission).

               4.17 To the best of the knowledge of the Seller, neither the Seller nor any person acting for the Seller has conducted any "directed selling efforts" as that term is defined in Rule 902 of Regulation S.

        5. REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE BUYER. The Buyer hereby represents and warrants to and covenants and agrees with the Seller the following:

               5.1 The Buyer represents and warrants to the Seller that (i) the Buyer is not a "U.S. person" as that term is defined in Rule 902(o) of Regulation S; (ii) the Securities and the Buyer's Warrants were not offered to the Buyer in the United States and at the time of execution of this Agreement and of any offer to buy the Securities and Buyer's Warrants hereunder the Buyer was physically outside the United States; (iii) the Buyer is purchasing the Securities and Buyer's Warrant for its own account and not on behalf of or for the benefit of any U.S. person and the sale of the Securities has not been prearranged with or on behalf of any buyer in the United States; (iv) the Buyer and to the best knowledge of the

Buyer each distributor, if any, participating in the offering of the Securities and Buyer's Warrants, has agreed and the Buyer hereby agrees that all offers and sales of the Securities and the Buyer's Warrants prior to the expiration of a period commencing on the closing of all the sale of all Debentures offered by this Agreement and ending one year thereafter (the "Distribution Compliance Period") shall not be made to U.S. persons or for the account or benefit of U.S. persons and shall otherwise be made in compliance with the provisions of Regulation S. The Buyer is not a dealer or underwriter with respect to this transaction and is a "distributor" as defined in Regulation S.

               5.2 The Purchase Price to be paid by Buyer to Seller for the Securities and Buyer's Warrants has been determined by Buyer as fair and appropriate based solely upon Buyer's independent investigation and due diligence of the Seller, and neither the Seller nor any of its agents, including, without limitation, any of their officers, directors, employees, accountants and attorneys, has made any representations or warranties whatsoever in connection with the sale of the Securities and Buyer's Warrants by the Seller to the Buyer, except as specifically set forth herein. The Buyer has had sufficient opportunity in connection with the sale of the Securities and Buyer's Warrants to review the Seller's business and affairs (including, without limitation, the Seller's financial statements and other information) and to inquire of the Seller's management with respect thereto. The Buyer has had answered to its satisfaction any questions with respect to the Seller's business and affairs. The Buyer further has had the opportunity to obtain independent financial, legal, accounting, business, tax and other appropriate advice with respect to the transactions contemplated by this Agreement, and is not relying upon the Seller or any of its agents in any manner in connection with same.

               5.3 The certificates representing the Securities and the Buyer's Warrants shall bear the first legend set forth on the first page of this Agreement and any other legend, if such legend or legends are reasonably required by the Seller to comply with state, federal or foreign law.

               5.4 THE BUYER UNDERSTANDS AND AGREES WITH THE SELLER, THAT IN THE ABSENCE OF THE REGISTRATION OF THE SECURITIES, THE BUYER'S WARRANTS AND THE UNDERLYING COMMON STOCK UNDER THE ACT, THE SECURITIES, THE BUYER'S WARRANTS AND THE UNDERLYING COMMON STOCK MAY ONLY BE RESOLD AS PROVIDED FOR IN RULES 903 OR 904 OF REGULATION S, PURSUANT TO A VALID EXEMPTION FROM REGISTRATION UNDER THE ACT, INCLUDING SALES UNDER RULE 144. Rule 144, promulgated by the United States Securities and Exchange Commission under the Act, may not be currently available for sale of the Securities and Buyer's Warrants and underlying Common Stock in the United States, and there is no assurance that it will be available at any particular time in the future. Sales of Common Stock underlying the Securities and the Buyer's Warrants may be made in reliance upon Rule 144 but ONLY (i) limited quantities after the completion of the Distribution Compliance Period (for Common Stock underlying the Warrants, one year after exercise if latter), or (ii) in unlimited quantities by non-affiliates after the first yearly anniversary of the completion of the Distribution Compliance Period (for Common Stock underlying the Warrants, two years after exercise if latter), in each case in accordance with the conditions of the Rule, all of which must be met

(including the requirement, if applicable, that adequate information concerning the Seller is then available to the public).

               5.5 To the best of the knowledge of the Buyer and Seller neither the Buyer nor any distributor, if any, participating in the offering of the Securities and Buyer"s Warrants nor any person acting for the Buyer or any such distributor has conducted any "directed selling efforts" as that terms is defined in Rule 902 of Regulation S.

               5.6 The Buyer understands that the Securities, the Buyer's Warrants and all underlying Common Stock have not been registered under the Act and are being offered and sold pursuant to a "safe harbor" from registration contained in Regulation S promulgated under the Act based in part upon the representations of the Seller contained herein. The Seller has reviewed the terms of the Warrants and the Buyer's Warrants and is aware of the restrictions on exercise of the Warrants and the Buyer's Warrants by U.S. Persons, namely the following:

THE WARRANTS AND THE BUYER'S WARRANTS MAY ONLY BE EXERCISED (i) BY A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED), (ii) IF NOT EXERCISED ON BEHALF OF A U.S. PERSON, (iii) IF NO U.S. PERSON HAS ANY INTEREST IN THE WARRANTS OR BUYER'S WARRANTS BEING EXERCISED OR THE UNDERLYING SECURITIES TO BE ISSUED UPON EXERCISE, AND (iv) OUTSIDE THE UNITED STATES AND THE WARRANT SHARES UNDERLYING THE WARRANTS AND THE BUYER'S WARRANTS ARE TO BE DELIVERED OUTSIDE THE UNITED STATES. IF THE ABOVE CANNOT BE COMPLIED WITH, THEN THE WARRANTS AND THE BUYER'S WARRANTS CAN BE EXERCISED ONLY IF A WRITTEN OPINION OF COUNSEL, THE FORM AND SUBSTANCE OF WHICH IS ACCEPTABLE TO THE COMPANY, IS DELIVERED TO THE SELLER PRIOR TO EXERCISE OF THE WARRANTS AND BUYER'S WARRANTS BEING EXERCISED THAT REGISTRATION IS NOT REQUIRED, OR THE UNDERLYING SECURITIES DELIVERED UPON EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

               5.7 The Buyer knows of no public solicitation or advertisement of an offer in connection with the proposed issuance and sale of the Securities and the Buyer's Warrants, the Buyer's Warrants or any underlying Common Stock.

               5.8 The Buyer is acquiring the Securities to be issued and sold hereunder (and the Common Shares issuable thereunder) as a nominee (but is acquiring the Buyer's Warrants (and the underlying Common Stock) for its own account for investment and not as a nominee and not with a view to the distribution thereof). The Buyer understands that it must bear the economic risk of this investment indefinitely unless the sale of such Securities and Buyer's Warrants and the underlying shares of Common Stock is registered pursuant to the Act, or an exemption from such registration is available, and that the Buyer has no present intention of registering any such sale of the Securities, the Buyer's Warrants and any underlying Common Stock, except as otherwise specifically provide for herein. The Buyer represents and warrants to the Seller that it has no present plan or intention to sell any of such Securities, the Buyer's Warrants and the underlying Common Stock in the United States or to a United States person pursuant to any predetermined arrangements. The Buyer covenants that neither it not its affiliates nor any person acting on its or their behalf has the intention of entering or will enter during the Distribution Compliance Period, into any put option, short position, hedging transactions, equity swaps or other similar instrument or position with respect to any of such Securities, the Buyer's Warrants and the underlying Common Stock or securities of the same class as any of such Securities, the Buyer's Warrants and the underlying Common Stock in violation of the Act and neither the Buyer nor any of its affiliates or any person acting on its or their behalf will use at any time any of such acquired pursuant to this Agreement to settle any put option, short position, hedging transactions, equity swaps or other similar instrument or position that may have been entered into prior to the execution of this Agreement in violation of the Act.

               5.9 The Buyer further covenants that it will not make any sale, transfer or other disposition of the Securities and the Buyer's Warrants or any underlying Common Stock in violation of the Act, the Securities and Exchange Act of 1934, as amended (the "Exchange Act") or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder.

               5.10 The Buyer has the full power and authority to execute, deliver and perform this Agreement. This Agreement when executed and delivered by the Buyer will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms except for bankruptcy and equitable remedies.

               5.11 The Buyer has reviewed with his, her or its own tax advisors the foreign, federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. The Buyer is relying solely on such advisors and not on any statements or representations of the Seller or any of its agents and understands that the Buyer (and not the Seller) shall be responsible for the Buyer's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

               5.12 The Buyer acknowledges that it has had this Agreement and the transactions contemplated by this Agreement reviewed by its own legal counsel. The Buyer is relying solely on such counsel and not on any statements or representations of the Seller or any of its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

               5.13 The Buyer is a "distributor" as defined in Regulation S and will send to any broker/dealer or other person receiving a commission on the sale of the Securities, the Buyer's Warrants and the underlying Common Stock, a confirmation or other notice stating that such person is subject to the same restrictions on transfer to U.S. Persons or for the account of or benefit of U.S. Persons during the Distribution Compliance Period as provided herein.

               5.14 Upon any transfer of the Securities, the Buyer's Warrants or the underlying Common Stock unless such transfer is subject to Rule 144 or is covered by a current and effective registration statement under the Act, the transferee must supply to the Seller with the same representations and warranties as provided for in Section 5 hereof.

               5.15 NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, THE DEBENTURES, THE WARRANTS OR THE BUYER'S WARRANTS, THE SELLER DOES NOT HAVE TO AND WILL NOT RECOGNIZE AND WILL TREAT AS NULL AND VOID ANY ATTEMPT TO TRANSFER THE DEBENTURES, THE WARRANTS, THE BUYER'S WARRANTS AND THE UNDERLYING COMMON STOCK MADE IN VIOLATION OF THIS AGREEMENT OR REGULATION S OR TO EXERCISE THE WARRANTS AND THE BUYER'S WARRANTS OTHER THAN AS PROVIDED THEREIN.

        6.     REGISTRATION UNDER THE SECURITIES ACT OF 1933.

               (a) As soon as possible after this date (but in no case prior to the Initial Funding Date), the Seller will include in an appropriate form of registration statement filed under the Securities Act of 1933 (the "Act") for resale by the potential holders (the "Buyer") the following shares of Common Stock, but only Common Stock, of the Seller (collectively, the "Resale Securities"):

                    (i) One hundred one hundred percent (100%) of the shares underlying the Debentures, assuming the aggregate outstanding Principal Sum was Five Million Dollars ($5,000,000) based on the conversion prices set forth in
Section 3 above.

                    (ii) One hundred percent (100%) of the shares underlying the Warrants to purchase for aggregate of One Million Dollars ($1,000,000) of the Common Stock of the Seller based on an exercise price per share as set forth in
Section 3 above.

               (b) The Seller shall use its best efforts to cause the registration statement provided for in Section 6(a) hereof to become effect under the Act no latter than the ninetieth (90th) day after the Initial Funding Date; provided, that if such registration statement has not been declared effective by the close of such ninetieth (90th) day after the Initial Funding Date, then for each of the next thirty (30) days after such ninetieth (90th) day after the Initial Funding Date that such registration statement has not been declared effective, the Seller shall pay the Holder an amount equal to the Principal Sum funded on the Initial Funding Date times Nine Hundred Eighty Six One Thousands of a percent (0.986%); provided further, that if such registration statement has not been declared effective by the close of the one hundred twentieth (120th) day after the Initial Funding Date, then for each day after such one hundred twentieth (120th) day after the Initial Funding Date that such registration statement has not been declared effective, the Seller shall pay the Holder and amount equal to the Principal Sum funded on the Initial Funding Date times One Thousand Six Hundred Four-four One Ten Thousands of a percent (0.1644%). Any amounts due to the Holder under this

Section 6(b) shall be paid by check no later than the next business day after an amount is incurred.

               (c) The following provision of this Section 6 shall also be applicable:

                    (i) The Buyer shall furnish the Seller with such appropriate information (relating to the intentions of such holders with regard to the sale of the Resale Securities included in the registration statement as the Seller shall reasonably request in writing. Following the effective date of such registration statement, the Seller shall upon the request of the Buyer forthwith supply such a number of prospectuses meeting the requirements of the Act, as shall be requested by the Buyer to permit the Buyer to make a public offering of all the Resale Securities from time to time offered or sold to the Buyer provided that the Buyer shall from time to time furnish the Seller with such appropriate information (as provided for in the immediately proceeding sentence) as the Seller shall request in writing and provided, further, that the Seller shall keep such registration statement current and effective until the last to occur of thirtieth (30th) day after the last to occur of (i) the Principal Sum of the Debentures being reduced to zero or (ii) the first to occur of the exercise or all of the Warrants and the Buyer's Warrants or the expiration of the Warrants and the Buyer's Warrants. The Seller shall also use its best efforts to qualify the Resale Securities for sale in New York and Florida, provided that the Seller shall not be required to file a general consent to service of process in any state pursuant to this sentence.

                    (ii) The Seller shall fill the registration statement at its own expense and without charge to the Buyer. The Buyer shall, however, bear the fees of his own counsel and any transfer taxes or underwriting discounts or commissions applicable to the Resale Securities sold by it pursuant thereto.

                    (iii) The Seller shall indemnify and hold harmless the Buyer and each underwriter, within the meaning of the Act, who may purchase from or sell for any the Buyer any Resale Securities from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any post-effective amendment thereto under the Act or any prospectus included therein required to be filed or furnished by reason of this
Section 6 or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished or required to be furnished in writing to the Seller by the Buyer or underwriter expressly for use therein, which indemnification shall include each person, if any, who controls any such underwriter within the meaning of such Act; provided, however, that the Seller shall not be obliged so to indemnify any such underwriter or controlling person unless such underwriter shall at the same time indemnify the Seller, its directors, each officer signing the related registration statement and each person, if any, who controls the Seller within the meaning of such Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any prospectus required to be filed or furnished by reason of this
Section 6 or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission based upon information furnished in writing to the Seller by any such underwriter expressly for use therein.

                    (iv) The Seller's agreements with respect to the Resale Securities in this Section 6 shall continue in effect regardless or the conversion and surrender of the Debenture or any exercise of the Warrants or the Buyer's Warrants. The registration rights of the Buyer under this Section 6 will inure to the benefit and be assignable automatically to any transferee of the Securities, the Warrants, the Buyer's Warrants or the underlying Common Stock, except for any such underlying Common Stock sold pursuant to a registration statement under the Act or sold pursuant to Rule 144.

        7. ENTIRE AGREEMENT. This Agreement, and the Exhibits hereto, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings relating to such subject matter.

        8. CHOICE OF LAW AND VENUE. This Agreement shall be governed by and construed under the laws of the Province of Alberta, Canada, without regard to choice of laws, in force from time to time. Any proceeding arising out of this Agreement shall be brought in Ontario, Canada.

        9. ATTORNEYS' FEES. In any action to enforce this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs, including, without limitation, attorneys' fees.

        10. PARTIES BOUND. This Agreement is binding on and shall inure to the benefit of the parties and their respective successors, assigns, heirs, and legal representatives.

        11. NOTICES. Except as otherwise provided herein, all notices, instructions or other communications required or permitted hereunder shall be in writing and sent by registered mail, postage prepaid, addressed as follows:

               To Jaws Technologies Inc.

               1013 17th Avenue SW
               Calgary, Alberta Canada T2T OA7
               Fax:  403-508-5058
               Voice:  403-508-5055
               Attn:  Robert Kubbernus
                      President and CEO

               To Thomson Kernaghan & Co. Limited:

               365 Bay Street,
               Toronto, Ontario Canada M5H 2V2
               Fax:  416-367-8055
               Voice:  416-860-8800
               Attn:  Robert F. Wilson

or such other address, telephone numbers or contact persons as shall be furnished in writing by such party to the other parties hereto. Any such notice, instruction or communication shall be deemed to have been given three (3) business days after the date mailed by registered mail or if sent by fax, upon electronic confirmation or receipt.

        12. GENDER. Masculine nouns and pronouns shall include feminine nouns and pronouns.

        13. ARBITRATION. All disputes that may arise between the parties regarding the interpretation or application of this Agreement and the Exhibits thereto and the legal affect of this Agreement shall, to the exclusion of any court of law, be arbitrated and determined by a board of arbitrators, unless the parties can resolve the dispute by mutual agreement. Either party shall have the right to submit any dispute to arbitration thirty (30) days after the other party has been notified as to the nature of the dispute. If the dispute goes to arbitration, each party shall select one arbitrator and the two arbitrators so selected shall jointly select a third arbitrator. The arbitration shall be governed by the arbitration rules of the International Chamber of Commerce. The arbitration proceeding shall be governed by the statutes of the Province of Ontario, Canada, and the proceeding shall be held in Toronto, Ontario, Canada. Anything to the contrary contained in the above-mentioned rules and statutes notwithstanding, the parties consent that any papers, notices, or process necessary or proper for the institution or continuance of, or relating to any arbitration proceeding, or for the confirmation of an award and entry of judgment on any award made, including appeals in connection with any judgment or award, may be served on each of the parties by registered mail addressed to the party at the principal office of the party, or by personal service on the party in or without the above-mentioned state. The parties recognize and consent to the above-mentioned arbitration association's jurisdiction over each and every one of them.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

               Seller:                        JAWS TECHNOLOGIES INC.


                                       By:_________________________________
                                       Its:__________________________________


               Buyer:                  THOMSON KERNAGHAN & CO. LTD.


                                       By:__________________________________

Its:__________________________________

                                  EXHIBIT LIST




Exhibit A             FORM OF WARRANT TO PURCHASE SHARES OF COMMON STOCK

Exhibit B             10% CONVERTIBLE DEBENTURE

Exhibit C             ESCROW AGREEMENT

Exhibit D             FORM OF BUYER WARRANTS